UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2017

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers

On September 18, 2017, the Board of Directors (the “Board”) of Empire Resorts, Inc. (the “Company”), upon the recommendation of its Corporate Governance and Nominations Committee, appointed Ryan Eller and Gerard Lim to fill two vacancies on the Board and serve as directors until the 2017 annual meeting of stockholders or until their successors are elected and qualified. As of the date of this report, neither Mr. Eller nor Mr. Lim has been appointed to serve as a member of any Board committee.

Mr. Eller was appointed as the Company’s President and Chief Operating Officer effective March 27, 2017 and was promoted to President and Chief Executive Officer on June 1, 2017. Consistent with the Company’s compensation policy, Mr. Eller will not be separately compensated for his service as a director. The employment agreement entered into between the Company and Mr. Eller, dated March 27, 2017, remains unchanged.

Mr. Lim serves as a director of Kien Huat Realty III Limited (“Kien Huat”), the Company’s largest stockholder. Since February 2009, Mr. Lim has served as general manager of Kien Huat Realty Sdn Berhad (“KHRSB”), which is a holding company that is a substantial shareholder of Genting Berhad. Genting Berhad is the holding company for the Genting Group, a multi-national conglomerate that includes, among other things, hospitality and casino holdings worldwide. Mr. Lim also serves as director of Golden Hope Limited (“Golden Hope”), which acts as trustee for an investment holding company that is an affiliate of Kien Huat. Such investment company for which Golden Hope serves as trustee is also a substantial shareholder of Genting Hong Kong Limited (formerly known as Star Cruises Limited) which is publicly traded in Hong Kong and Singapore. In his position as general manager of KHRSB and director of Golden Hope, and in his positions as director of various subsidiaries and affiliates of KHRSB and Golden Hope, Mr. Lim oversees the investments of KHRSB and Golden Hope in various concerns, including a ski resort, casino resorts, genomics, real estate and leisure lifestyle companies. Mr. Lim also serves as a director of Resorts World Inc Pte. Ltd., an affiliate of the Genting Group and the parent entity of Resorts World Services Pte. Ltd., from which the Company licenses the “Resorts World” and “Genting” brand names. Mr. Lim also serves as a director of Grand Banks Yachts Limited, a company publicly traded in Singapore with significant subsidiaries in the business of manufacturing and selling luxury yachts worldwide. Genting Hong Kong Limited indirectly holds a substantial ownership interest in Grand Banks Yachts Limited. Prior to joining KHRSB and Golden Hope, from 1997 to 2007, Mr. Lim held various positions with Genting Hong Kong Limited. Most recently, Mr. Lim served as its chief financial officer from 2004 to 2007. Mr. Lim holds a Bachelor of Science in Chemical Engineering from the University of Birmingham and a Master’s degree in Business Administration from the University of Aston.

Consistent with the Company’s compensation policy, Mr. Lim shall be entitled to receive annual cash compensation of $50,000 for his service as a non-employee director, which for 2017, shall be pro-rated for his period of service in 2017. Additionally, Mr. Lim received a restricted stock grant of 875 shares relating to his services as a non-employee director in 2017, which shares shall vest in full on January 5, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 18, 2017

EMPIRE RESORTS, INC.

By:	/s/ Ryan Eller
Name: Ryan Eller Title: President and Chief Executive Officer

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